=======================================================================
      IF YOU HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL THE SOLICITING AGENT, THE WEIL COMPANY, AT (800) 478-2605 OR PUBLIC STORAGE, INC.'S INVESTOR SERVICES DEPARTMENT AT (800) 421-2856 OR (818) 244-8080. IF YOU NEED HELP IN COMPLETING THE LETTER OF TRANSMITTAL, PLEASE CALL THE DEPOSITARY, THE FIRST NATIONAL BANK OF BOSTON, AT (617) 575-3120.
      =======================================================================



                                January 25, 1996

     Re: Tender Offer for Interests in Balcor/Colonial Storage Income Fund - 86
         ----------------------------------------------------------------------

Dear Interest Holders:

                  Public Storage, Inc. (the "Company") is offering to purchase up to 64,226 of the limited partnership interests (the "Interests") in Balcor/Colonial Storage Income Fund - 86 (the "Partnership") at a cash price per Interest of $200 (the "Offer"). There will be no commissions or fees paid by you associated with the sale.

                  The Offer is not conditioned upon a minimum number of Interests being tendered. If more than 64,226 Interests are validly tendered, the Company will only accept up to 64,226 Interests, with such Interests purchased on a pro rata basis.

                  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE COMPANY OR TO PROVIDE ANY INFORMATION OTHER THAN THAT CONTAINED IN THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                  The Company has enclosed an Offer to Purchase and Letter of Transmittal which together describe the terms of the Offer. The Company urges you to read both the Offer to Purchase and the Letter of Transmittal carefully. If you wish to sell your Interests, please complete the enclosed Letter of Transmittal and return it in the enclosed postage-paid envelope to the address set forth on the back cover of the Offer to Purchase. The Offer will expire on March 12, 1996, unless extended.

                  We thank you for your prompt attention to this matter.

                                           Very truly yours,



                                           PUBLIC STORAGE, INC.


                                            By:  /s/ Harvey Lenkin
                                                 -------------------------
                                                 Harvey Lenkin
                                                 President

                     Offer to Purchase for Cash Up to 64,226
                        Limited Partnership Interests of
                  Balcor/Colonial Storage Income Fund - 86, at
                                $200 Per Interest
                                       by
                              Public Storage, Inc.



================================================================================
         THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 12, 1996, UNLESS THE OFFER IS EXTENDED.
================================================================================


                  PUBLIC STORAGE, INC. (THE "COMPANY") IS OFFERING TO PURCHASE UP TO 64,226 LIMITED PARTNERSHIP INTERESTS (THE "INTERESTS") OF THE OUTSTANDING LIMITED PARTNERSHIP INTERESTS IN BALCOR/COLONIAL STORAGE INCOME FUND - 86 (THE "PARTNERSHIP") AT A CASH PRICE PER INTEREST OF $200 (THE "OFFER"). THE OFFER PRICE WILL BE REDUCED BY THE AMOUNT PER INTEREST OF ANY CASH DISTRIBUTION MADE BY THE PARTNERSHIP AFTER DECEMBER 31, 1995 AND PRIOR TO THE EXPIRATION DATE, OTHER THAN REGULAR QUARTERLY DISTRIBUTIONS NOT IN EXCESS OF $5.63 PER QUARTER. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED. IF MORE THAN 64,226 INTERESTS (25% OF THE OUTSTANDING INTERESTS) ARE VALIDLY TENDERED, THE COMPANY WILL ACCEPT ONLY 64,226 INTERESTS, WITH SUCH INTERESTS PURCHASED ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A HOLDER OF INTERESTS ("INTEREST HOLDER") MAY TENDER ANY AND ALL INTERESTS OWNED BY SUCH INTEREST HOLDER.

                  In their evaluation of the Offer, Interest Holders should carefully consider the following:

                   o Determination of Offer Price. The Offer Price was established by the Company and is not the result of arm's length negotiation.
                                             (continued on the  following  page)


                               ------------------

                                    IMPORTANT

                  Any Interest Holder desiring to tender Interests should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to The First National Bank of Boston at the address set forth on the back cover of this Offer to Purchase, or request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her.

                  Any questions about the Offer may be directed to the Soliciting Agent, The Weil Company, at (800) 478-2605. Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company's Investor Services Department at
(800) 421-2856 or (818) 244-8080. If you need any help in completing the Letter of Transmittal, please call the Depositary, The First National Bank of Boston, at (617) 575-3120. Provided that at least 5% of the outstanding Interests are tendered and accepted by the Company, the Soliciting Agent will receive 2% of the Offer Price for each Interest tendered and accepted by the Company.

                               ------------------

                  o Offer Price May Not Represent Liquidation Value. Although the Company cannot predict the future value of the Partnership's assets on a per Interest basis, the Offer Price could be substantially less than the net proceeds that would be realized on a per Interest basis from a current sale of the properties or that may be realized upon a future liquidation of the Partnership. The term of the Partnership will expire on December 31, 2036, unless the Partnership is dissolved sooner.

                  o No Reliance on Independent Valuation Of Interests. The Offer Price represents the price the Company is willing to pay for the Interests. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no appraisals have been obtained by the Company of any of the properties owned by the Partnership.

                  o Attractive Investment for Company. The Company is making the Offer with a view to making a profit. Accordingly, there may be a conflict between the desire of the Company to purchase Interests at a low price and the desire of the Interest Holders to sell their Interests at a high price. See "Special Considerations."

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

                  The Letter of Transmittal and any other required documents should be sent or delivered by each Interest Holder to the Depositary at one of the addresses set forth below:


                        The Depositary for the Offer is:

                        The First National Bank of Boston

           By Mail                       By Hand           By Overnight Courier
The First National Bank of Boston    BancBoston Trust    The First National Bank
     Shareholder Services           Company of New York          of Boston
       P.O. Box 1872                   55 Broadway           Corporate Agency &
    Mail Stop 45-01-19                  3rd Floor              Reorganization
      Boston, MA 02105              New York, NY 10006        150 Royall Street
                                                             Mail Stop 45-01-19
                                                              Canton, MA 02021


                                      (ii)


                                TABLE OF CONTENTS


                                                                                                      Page

SUMMARY..............................................................................................1
SPECIAL CONSIDERATIONS...............................................................................3
BACKGROUND AND PURPOSE OF THE OFFER..................................................................5
      The Partnership................................................................................5
      The Company....................................................................................7
      Background of the Offer........................................................................8
      Purpose of the Offer...........................................................................8
DETERMINATION OF OFFER PRICE.........................................................................9
THE OFFER............................................................................................9
      Terms of the Offer.............................................................................9
      Proration of Interests; Acceptance for Payment and Payment for Interests.......................10
      Procedures for Tendering Interests.............................................................11
      Withdrawal Rights..............................................................................12
      Extension of Tender Period; Termination and Amendment..........................................12
      Source of Funds................................................................................14
      Conditions of the Offer........................................................................14
      Certain Fees and Expenses......................................................................15
      Soliciting Agent...............................................................................15
      Dissenters' Rights and Investor Lists..........................................................15
      Federal Income Tax Consequences................................................................16
      Miscellaneous..................................................................................17
EFFECTS OF OFFER ON NON-TENDERING INTEREST HOLDERS...................................................17
      Significant Equity Interest....................................................................17
      Effect on Trading Market.......................................................................18
      Partnership Status.............................................................................18
      Partnership Business...........................................................................18
      Certain Restrictions on Transfer...............................................................18
      Effect on Exchange Act Regulation..............................................................19
MARKET PRICES OF INTERESTS...........................................................................20
SCHEDULE 1
      DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC........................................1-1


                  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE COMPANY OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                                     (iii)

To Interest Holders of Balcor/Colonial Storage Income Fund - 86:


                                     SUMMARY

                  Interest Holders are urged to read carefully this Offer to Purchase, including the matters discussed under "Special Considerations," and the accompanying Letter of Transmittal before deciding whether to tender their Interests.

                  Certain significant matters discussed in the Offer to Purchase are summarized below. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Purchase. The Company is not a General Partner of or otherwise affiliated with the Partnership. Certain information contained herein which relates to the Partnership has been obtained from publicly available information prepared by or on behalf of the Partnership. Although the Company has no knowledge that would indicate that any statements contained herein which are based on such documents are untrue, the Company assumes no responsibility for the accuracy or completeness of such information or for the failure by the Partnership to disclose facts or events which may have occurred and which may have affected or may affect the significance or accuracy of any such information but are unknown to the Company.

The Company and the Partnership

   Balcor/Colonial Storage Income Fund - 86..............   The   Partnership   was   organized  in  1986  and  owns
                                                            interests     in     certain      mini-warehouse     and
                                                            office/warehouse  properties.  The  General  Partners of
                                                            the  Partnership  are Balcor  Storage  Partners - 86 and
                                                            Colonial Storage 86, Inc. The  Partnership's  properties
                                                            are  managed  by  Colonial  Storage   Management,   Inc.
                                                            ("Colonial"),   an  affiliate  of  one  of  the  General
                                                            Partners.  See  "Background  and Purpose of the Offer --
                                                            The  Partnership."  At  December  31,  1994,  there were
                                                            8,961 holders of record owning  256,904  Interests.  The
                                                            Company owns 199 Interests.

   Public Storage, Inc...................................   The Company is a real estate  investment trust ("REIT"),
                                                            organized in 1980 as a California  corporation  that has
                                                            invested  primarily  in  existing  mini-warehouses.  See
                                                            "Background and Purpose of the Offer -- The Company."
The Offer
   Number of Interests...................................   64,226 (25% of the outstanding Interests).

   Offer Price...........................................   $200 per Interest (the "Offer Price").

   Expiration, Withdrawal and Proration Date.............   March 12, 1996, unless extended.  See "The Offer."

Purpose of the Offer

                  The Company believes that the acquisition of Interests through the Offer represents a good investment for the Company and its shareholders. The Company is acquiring the Interests for investment purposes only and does not intend to change current management or operation of the Partnership and has no current plans for any extraordinary transaction involving the Partnership. The ability of the Company to influence actions on which Limited Partners have a right to vote will depend on Interest Holders' response to the Offer (i.e., the number of Interests tendered). See "Background and Purpose of the Offer -- Purpose of the Offer."

Special Considerations

                  In their evaluation of the Offer, Interest Holders should carefully consider the information contained under "Special Considerations."

                             SPECIAL CONSIDERATIONS

                  In their evaluation of the Offer, Interest Holders should carefully consider the following:

                  Determination of Offer Price. The Offer Price was established by the Company and is not the result of arm's length negotiation.

                  Offer Price May Not Represent Liquidation Value. Although the Company cannot predict the future value of the Partnership's assets on a per Interest basis, the Offer Price could be substantially less than the net proceeds that would be realized on a per Interest basis from a current sale of the Properties or that may be realized upon a future liquidation of the Partnership. However, the liquidity provided by the Offer may be attractive to certain Interest Holders.

                  No Reliance on Independent Valuation Of Interests. The Offer Price represents the price the Company is willing to pay for the Interests. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no appraisals have been obtained by the Company of any of the properties owned by the Partnership.

                  Attractive Investment for Company. The Company is making the Offer with a view to making a profit. Accordingly, there may be a conflict between the desire of the Company to purchase Interests at a low price and the desire of the Limited Partners to sell their Interests at a high price. If the Offer Price per Interest is below the ultimate per Interest liquidation value, then the Company will benefit upon the liquidation of the Partnership from the spread between the Offer Price for the tendered Interests and the amount it would receive in the liquidation. Accordingly, Interest Holders might receive more money if they held their Interests, rather than tender, and receive proceeds from the liquidation of the Partnership. Interest Holders, however, may prefer to receive the Offer Price now rather than wait for uncertain future net liquidation proceeds.

                  Partnership Term. In accordance with the Partnership Agreement, the term of the Partnership will expire on December 31, 2036, unless the Partnership is dissolved sooner. The Offer provides Interest Holders with an opportunity to liquidate their entire investment sooner than otherwise might be possible.

                  Tax Considerations. A sale by an Interest Holder pursuant to the Offer will enable such Interest Holder to utilize any unused suspended "passive" losses from the Partnership so long as such Interest Holder disposes of his or her entire interest in the Partnership. In addition, such losses may be used to the extent thereof to offset gain recognized, if any, from the tender by an Interest Holder pursuant to the Offer. An Interest Holder would realize a taxable loss (likely a capital loss) in connection with a tender pursuant to the Offer to the extent that the Interest Holder's tax basis in his or her Interest exceeds the Offer Price; on the other hand, an Interest Holder would realize a taxable gain to the extent that the Offer Price exceeds the Interest Holder's tax basis in his or her Interest. The Offer may also be attractive to Interest Holders who wish in the future to avoid the expenses, delays and complications in filing complex income tax returns which result from ownership of the Interests. All Interest Holders should consult with their own tax advisors with specific reference to their own tax situations.

                  Voting Power. Limited Partners cannot participate in the management or control of the Partnership's business, except insofar as the Limited Partners are entitled to vote as permitted by the Partnership Agreement. Pursuant to the Partnership Agreement, the written consent of Balcor Storage Partners - 86, an Illinois partnership and a General Partner of the Partnership ("Balcor Storage Partners") would be required for the Company to become a substituted Limited Partner. Although the Offer is not contingent upon the Company being made a substituted Limited Partner, effective upon the Company's acceptance for payment of the tendered Interests, the Interest Holder will grant to the Company an irrevocable proxy to vote such Interests in such manner as the Company shall deem proper. If the maximum number of Interests sought are tendered and accepted for payment pursuant to the Offer, the Company will own and be able to vote approximately 25% of the outstanding Interests. The Company could then be in a position to influence decisions of the Partnership on which Limited Partners are entitled to vote. Under the Partnership Agreement, Limited Partners are entitled to vote, subject to certain provisions of the Partnership Agreement, to: (i) approve any proposed sale of all or substantially all real property assets of the Partnership; (ii) remove either or both of the General Partners and elect or approve a successor to any removed or withdrawn General Partner; (iii) dissolve the Partnership; (iv) approve any amendment of the Partnership Agreement; and (v) convert the Partnership into a real estate investment trust. Although the Company has no current intention with regard to any of these matters, the Company will vote the Interests acquired pursuant to the Offer in its interest, which may, or may not, be in the best interests of non-tendering Interest Holders.

                  Lack of Trading Market. There is no established or regular trading market for the Interests, nor is there another reliable standard for determining the fair market value of an Interest. Interest Holders who desire liquidity may wish to consider the Offer. The Offer affords Interest Holders an opportunity to dispose of their Interests for cash, which alternative otherwise might not be available to them. However, the Offer Price is not intended to represent either the fair market value of an Interest or the fair market value of the Partnership's assets on a per Interest basis.

                  Alternatives to Tendering Interests. As alternatives to tendering their Interests, Interest Holders could retain their Interests until liquidation of the Partnership or seek a private sale of their Interests now or later. Under the Partnership Agreement, the Partnership can be dissolved upon the agreement by Limited Partners holding a majority of the then-outstanding Interests owned by Limited Partners.

                  Each Interest Holder must make his or her own decision regarding the Offer based on his or her particular circumstances. Interest Holders should consult with their respective advisors about the financial, tax, legal and other implications to them of accepting the Offer. INTEREST HOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO TENDER THEIR INTERESTS.

                  The Offer is not conditioned on the tender of a minimum number of Interests. THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 12, 1996, UNLESS EXTENDED (THE "EXPIRATION DATE"). INTERESTS WHICH ARE OFFERED FOR TENDER IN THE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE. Following the expiration of the Offer, the Company may make an offer for Interests not tendered in this Offer, which may be on terms similar or different from those described in the Offer. There is no assurance that, following the Expiration Date, the Company will make another offer for Interests not tendered in the Offer.


                       BACKGROUND AND PURPOSE OF THE OFFER


The Partnership

                  All information in this section regarding the Partnership has been obtained from publicly available information prepared by, or on behalf of, the Partnership. The Company assumes no responsibility for the accuracy of any such information.

                  The Partnership is an Illinois limited partnership formed in May 1986, which raised $64,226,000 from the sale of Limited Partnership interests at $250 per interest. The Partnership's operations consist exclusively of investment in and operation of income-producing mini-warehouse and office/warehouse facilities.

                  The Partnership acquired four mini-warehouse properties in 1986 and seven mini-warehouse properties in 1987 from affiliates of one of the General Partners. In addition, the Partnership acquired from non-affiliated entities four mini-warehouse facilities in 1987 and nine mini-warehouse facilities in 1988.

                  The General Partners of the Partnership are Balcor Storage Partners - 86 and Colonial Storage 86, Inc. The Partnership's properties are managed by Colonial, an affiliate of one of the General Partners of the Partnership.

                  Set forth below is Selected Financial Data for the Partnership which was excerpted from the information contained in the Partnership's Form 10-K dated December 31, 1992, the Partnership's Form 10-K dated December 31, 1994 and the Partnership's Form 10-Q dated September 30, 1995, each of which were filed with the Commission. More comprehensive financial information is included in these reports and other documents filed by the Partnership with the Commission, and the following information is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. These reports and other documents may be examined and copies may be obtained in the manner described below.



                                                                                                  Nine Months Ended
                                                  Year Ended December 31,                           September 30,
                                    --------------------------------------------------           ----------------
                                     1990       1991       1992       1993       1994             1994       1995
                                     ----       ----       ----       ----       ----             ----       ----
                                                                (In thousands, except per Interest data)
Operating Data:

   Rental income.................   $6,260     $6,838     $7,175     $7,704     $8,385            $6,288     $6,586
   Interest income...............      175        133         77         60         97                62        108
   Net income....................    2,403      2,339      2,650      3,149      3,910             2,852      3,113
   General Partners' share
     of net income...............       24         23         27         31         39                29         31

Limited Partners' per
  Interest data (1):

   Net income....................     9.26       9.01      10.21      12.14      15.07             10.99      11.99
   Distributions.................    17.17      16.12      16.49      17.07      17.89             13.23      14.60

                                              As of December 31,                       As of September 30,
                                             ------------------                        ------------------
                                                    1994                                      1995
                                                    ----                                      ----
Balance Sheet Data:

   Total cash and cash
     equivalents..........................  $       3,429,454                           $     3,884,736
   Total mini-warehouse
     facilities, net......................         43,075,131                                42,125,674
   Total assets...........................         46,504,585                                46,010,410
   Total liabilities......................            986,446                                 1,130,509
   Partners' capital......................         45,518,139                                44,879,901


----------------------

(1) Limited Partners' per Interest data is based on the number of Interests (256,904) outstanding during the year.

                  The Partnership is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. These reports and other information filed by the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such information can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


The Company

                  The  Company  is a REIT,  organized  in 1980 as a  corporation
under  the  laws  of  California,   that  has  invested  primarily  in  existing
mini-warehouses. The Company is the largest owner of mini-warehouses in the United States. The Company has also invested to a much smaller extent in existing business parks containing commercial and industrial rental space. At December 31, 1995, the Company had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,044 properties located in 37 states, consisting of 1,009 mini-warehouses facilities and 35 business parks. The Company's common stock (symbol "PSA") and eight series of preferred stock are traded on the NYSE.

                  The Company's principal executive offices are located at 600 North Brand Boulevard, Suite 300, Glendale, California 91203. Its telephone number is (818) 244-8080. Information with regard to the Company's officers and directors is set forth in Schedule 1, attached hereto.

                  Set forth  below is  certain  summary  financial  data for the
Company:


                                                                                         Nine months Ended
                                            Year ended December 31,                        September 30,
                                 --------------------------------------------         -------------------------------
                                     1992        1993       1994    (Pro forma)(1)    1994      1995   (Pro forma)(1)
                                     ----        ----       ----    -------------     ----      ----   --------------
                                                                         (In thousands)
Operating Data:
   Total revenues..............  $  97,448   $ 114,680    $147,196   $248,441      $106,089   $148,048   $197,032
   Depreciation and amortization    22,405      24,998      28,274     51,022        20,532     27,887     39,809
   Interest expense............      9,834       6,079       6,893     16,350         4,455      5,249     11,797
   Minority interest in income.      6,895       7,291       9,481      6,918         7,795      5,449      5,304
   Net income..................     15,123      28,036      42,118     96,621        29,884     49,221     79,980


                                                 December 31, 1994                         September 30, 1995
                                            ----------------------------             ---------------------------
                                            Actual          Pro forma(1)             Actual          Pro forma(1)
                                            ------          ------------             ------           -----------
Balance Sheet Data:
   Total assets...................          820,309                --              $1,190,061          $1,829,157
   Total debt.....................           77,235                --                 110,689             189,170
   Shareholders' equity...........          587,786                --                 922,941           1,479,081
--------------------------

(1) Gives effect to (i) the issuance and investment of approximately $500 million of additional capital through the issuance of preferred stock and common stock in public offerings, (ii) the issuance of common stock in connection with the mergers of Public Storage Properties VI, VII and VIII, Inc. into the Company and (iii) a November 1995 business combination, as if such transactions were completed at the beginning of the period. See the Company's Report on Form 8-K dated November 16, 1995.

                  Additional information concerning the Company is set forth in the reports on the Company, which may be obtained from the Company, the Commission or the NYSE, in the manner described inside the front cover of this Offer to Purchase.

Background of the Offer

                  From mid-1993 to mid-1994, representatives of the Company and Balcor Storage Partners - 86, one of the General Partners of the Partnership, were involved in negotiations and discussions concerning the acquisition by the Company of the Partnership's properties or of interests in the Partnership. No agreements, understandings or arrangements were reached.

                  Beginning in August 1995 and continuing to date, informal discussions have been held between officers and agents of the Company and representatives of the Partnership regarding the acquisition by the Company of the assets of or interests in the Partnership and in an affiliated partnership, Balcor/Colonial Storage Income Fund - 85, and a possible acquisition by the Company of the business of Colonial, by merger or otherwise. No arrangements, understandings or agreements have been reached.

                  Beginning  in  September   1995,  the  Company   purchased  in
secondary market transactions the following Interests in the Partnership:

         Purchase Date                 Interests           Price Per Interest
         -------------                 ---------            -----------------

           09/27/95                       163                    $219.00
           09/28/95                        28                     217.51
           10/04/95                         8                     215.00

                  At the end of November 1995, the Company wrote to the Partnership to request a list of the names and addresses of and interests held by all Partners. The Company requested this list so that it could make the Offer. The Partnership responded by letter in early December 1995 declining to furnish the requested list and seeking further information. In early January 1996 the Company, through counsel, repeated its request for the list. The Partnership agreed to provide the list to the Company for the purpose of making the Offer.

                  Subsequently, there were discussions between officers and agents of the Company and representatives of the Partnership in which the Company was advised that Everest Storage Investors, LLC had commenced a tender offer to purchase up to 4.9% of the Interests at $160 per interest. The Company advised the Partnership that it intended to make the Offer.


Purpose of the Offer

                  The Company is acquiring the Interests for investment purposes only and does not intend to change current management or operation of the Partnership and has no current plans for any extraordinary transactions involving the Partnership. The ability of the Company to influence actions on which Limited Partners have a right to vote will depend on Interest Holders' response to the Offer (i.e., the number of Interests tendered).

                  Following the completion of the Offer, the Company may acquire additional Interests. Any such acquisitions may be made through private purchases, through one or more future tender offers or by any other means deemed advisable by the Company. Any such acquisitions may be at a price higher or lower than the Offer Price. The Company has no current intentions with regard to any of the matters upon which Limited Partners are entitled to vote under the Partnership Agreement.

                          DETERMINATION OF OFFER PRICE

                  The Offer Price has been established by the Company and is not the result of arm's length negotiations between the Company and the Partnership. The Company established the Offer Price based on its own independent analysis of the Partnership.

                  In connection with the Offer, the Company performed an analysis of the Partnership by (i) applying to the Partnership's properties net operating income (nine months ended September 30, 1995 annualized), as adjusted for the Partnership's general and administrative expenses and a reduction for estimated capital expenditures (2.5% of rental income), a capitalization rate of 10.5%, (ii) adding the Partnership's other net assets, primarily cash and cash equivalents and (iii) deducting the distribution paid to Interest Holders in October 1995. Based on this analysis, the Company arrived at an Offer Price of $200.


                                    THE OFFER


Terms of the Offer

                  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment), the Company will accept for payment and pay for up to 64,226 Interests. The term "Expiration Date" shall mean 5:00 P.M., New York City time, on March 12, 1996, unless and until the Company in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Company, shall expire.

                  The Offer Price is $200 per Interest. The Offer Price will be reduced by the amount per Interest of any distribution made by the Partnership after December 31, 1995 and prior to the Expiration Date, other than regular quarterly distributions not in excess of $5.63 per quarter. Interest Holders who tender their Interests will not be obligated to pay partnership transfer fees or commissions.

                  The Offer is conditioned on satisfaction of certain conditions as set forth herein. The Company reserves the right (but shall not be obligated), in its discretion, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Company reserves the right (but shall not be obligated) to (i) decline to purchase any of the Interests tendered and terminate the Offer, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Interests validly tendered, (iii) extend the Offer and, subject to the right of Interest Holders to withdraw Interests until the Expiration Date, retain the Interests that have been tendered during the period or periods for which the Offer is extended or
(iv) amend the Offer.

                  The Company currently owns 199 Interests, or approximately .08% of the outstanding Interests. If all 64,226 Interests are validly tendered and accepted for payment, the Company will own approximately 25.1% of the outstanding Interests upon completion of the Offer .

Proration of Interests; Acceptance for Payment and Payment for Interests

                  If the number of Interests validly tendered prior to the Expiration Date and not withdrawn is not more than 64,226 Interests, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment all Interests so tendered. If the number of Interests validly tendered and not withdrawn prior to the Expiration Date is more than 64,226 Interests, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment only 64,226 Interests, with such Interests purchased on a pro rata basis according to the number of Interests validly tendered and not properly withdrawn by each Interest Holder prior to the Expiration Date, with adjustments to avoid purchases of prorated fractional Interests.

                  If proration of tendered Interests is required, because of the difficulty of determining the number of Interests validly tendered and not withdrawn, the Company may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Company's obligation under Rule 14e-1(c) under the Exchange Act to pay Interest Holders the Offer Price in respect of Interests tendered or return those Interests promptly after the termination or withdrawal of the Offer, the Company does not intend to pay for any Interests accepted for payment pursuant to the Offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Offer Price.

                  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Company will accept for payment, and will pay for, Interests validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Interests purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

                  For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased) tendered Interests when, as and if the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Interests pursuant to the Offer. No tender of Interests will be deemed to have been validly made until all defects and irregularities have been cured or waived. Upon the terms and subject to the conditions of the Offer, payment for Interests purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Interest Holders for the purpose of receiving payment from the Company and transmitting payment to tendering
Interest Holders. Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

                  If any tendered Interests are not accepted for payment pursuant to the Offer for any reason, the Letter of Transmittal with respect to such Interests not purchased will be destroyed by the Depositary. If acceptance for payment of, or payment for, any Interests tendered pursuant to the Offer is delayed or the Company is unable to accept for payment, or pay for, Interests tendered pursuant to the Offer, then, without prejudice to the Company's rights under the Offer (but subject to compliance with Rule 14e-1(c)) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Interests, subject to any limitations of applicable law, and such Interests may not be withdrawn except to the extent that the tendering Interest Holders are entitled to withdrawal rights as described in the Offer.

                  If, prior to the Expiration Date, the Company shall increase the consideration offered to Interest Holders pursuant to the Offer, such increased consideration shall be paid for all Interests accepted for payment pursuant to the Offer, whether or not such Interests were tendered prior to such increase.

                  The Company reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Company, the right to purchase Interests tendered pursuant to the Offer, but no such transfer or assignment will relieve the Company of its obligations under the Offer or prejudice the rights of tendering Interest Holders to receive payment for Interests validly tendered and accepted for payment pursuant to the Offer.


Procedures for Tendering Interests

                  For Interests to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In order for a tendering Interest Holder to participate in the Offer, Interests must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 P.M., New York City time, on March 12, 1996 (unless extended).

                  The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Interest Holder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail, with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed for timely delivery.

                  By executing a Letter of Transmittal as set forth above, a tendering Interest Holder irrevocably constitutes and appoints the Company and any designee of the Company as the true and lawful attorney in fact and proxy of such Interest Holder, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such Interest Holder's rights with respect to the Interests tendered by such Interest Holder and accepted for payment by the Company. All such proxies will be considered coupled with an interest in the tendered Interests. Such appointment will be effective when, and only to the extent that, the Company accepts such Interests for payment. Upon such acceptance for payment, (i) all prior proxies given by such Interest Holder with respect to such Interests will, without further action, be revoked, except the irrevocable proxy granted to the General Partners pursuant to Article XXI of the Partnership Agreement, (ii) no subsequent proxies may be given (and if given will not be effective) and (iii) the Company will be empowered to exercise all voting and other rights of such Interest Holder with respect to such Interests as the Company in its sole discretion may deem proper at any meeting of Interest Holders, by written consent or otherwise. The Offer is not contingent upon the Company being made a substituted Limited Partner. If the Company is not made a substituted Limited Partner, upon acceptance for payment of the Interests, the Company shall be entitled to the full rights and benefits of an assignee of the Interests, including, but not limited to, all economic benefits of ownership and all voting rights.

                  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Interests pursuant to the procedures described above will be determined in the discretion of the Company, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Interests tendered may be unlawful in the opinion of the Company's counsel. The Company also reserves the right to waive any defect or irregularity in any tender with respect to any particular Interests of any particular Interest Holder, and the Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Company, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Interests or will incur any liability for failure to give any such notification.

                  Assignees must provide documentation to the Depositary which demonstrates, to the satisfaction of the Company, such person's status as an assignee of an Interest.

                  A tender of Interests pursuant to any of the procedures described above will constitute a binding agreement between the tendering Interest Holder and the Company upon the terms and subject to the conditions of the Offer, including the tendering Interest Holder's representation and warranty that such Interest Holder owns the Interests being tendered.


Withdrawal Rights

                  Except as otherwise provided in the Offer, all tenders of Interests pursuant to the Offer are irrevocable, provided that Interests tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Tenders of Interests not accepted for payment by the Company pursuant to the Offer may also be withdrawn at any time after March 24, 1996.

                  For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Interests to be withdrawn, the number of Interests to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. The signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program).

                  If acceptance for payment of, or payment for, Interests is delayed for any reason or if the Company is unable to accept for payment, or pay for, Interests for any reason, without prejudice to the Company's rights under the Offer, tendered Interests may be retained by the Depositary on behalf of the Company and may not be withdrawn except to the extent that tendering Interest Holders are entitled to withdrawal rights as set forth herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

                  All questions as to the form and validity (including timeliness of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

                  Any Interests properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Interests may be re-tendered, however, by following any of the procedures described in the Offer at any time prior to the Expiration Date.


Extension of Tender Period; Termination and Amendment

                  The Company expressly reserves the right, in its discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Interests by giving oral or written notice of such extension to the Depositary (during any such extension all Interests previously tendered and not withdrawn will remain subject to the Offer), (ii) to terminate the Offer and not accept for payment any Interests not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary,
(iii) upon the occurrence of any of the conditions specified in the Offer, delay the acceptance for payment of, or payment for, any Interests not theretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Interests being sought in the Offer or both) by giving oral or written notice of such amendment to the Depositary.

                  Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) and Rule 14d-6(d) under the Exchange Act), the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Company may also be required by applicable law to disseminate to Interest
Holders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

                  If the Company extends the Offer, or if the Company (whether before or after its acceptance for payment of Interests) is delayed in its payment for Interests or is unable to pay for Interests pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Interests on behalf of the Company, and such Interests may not be withdrawn except to the extent tendering Interest Holders are entitled to withdrawal rights as described in the Offer. However, the ability of the Company to delay payment for Interests that the Company has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

                  If the Company  increases or decreases the number of Interests being sought or the consideration to be paid for Interests, and the Offer is scheduled to expire before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until, at a minimum, the expiration of such period of 10 business days. If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will extend the Offer to comply with the Commission's interpretations of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price, percentage of securities sought or the Soliciting Agent's fee, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. (In the Commission's view, an offer should remain open for a minimum of five business days from the date such material change is first published, sent or given to security holders.) With respect to a change in price, percentage of securities sought or the soliciting agent's fee, however, a minimum period of 10 business days is required to allow for adequate dissemination to security holders and for investor response.

                  The Company also reserves the right, in its discretion, in the event any of the conditions of the Offer shall not have been satisfied and so long as Interests have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Interests or to terminate the Offer and not accept for payment or pay for Interests.

                  Following the termination of the Offer, the Company may make an offer for Interests not tendered in this Offer, which may be on terms similar or different from those described in the

Offer. There is no assurance that, following the Expiration Date, the Company will make another offer for Interests not tendered in the Offer.


Source of Funds

                  The  Company   expects  that   approximately   $13,220,200  is
necessary to consummate the Offer, including related fees and expenses, assuming all 64,226 of the Interests are tendered and accepted for payment.
These funds will be available from the Company's general corporate funds.


Conditions of the Offer

                  Notwithstanding any other provisions of the Offer, subject to the applicable rules of the Commission, and in addition to (and not in limitation of) the Company's rights to extend and amend the Offer at any time in its sole discretion, the obligation of the Company to complete the purchase of tendered Interests is subject to each and all of the following conditions which, in the reasonable judgment of the Company with respect to each and every matter referred to below and regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase:

                           (a) There  shall  not be  threatened,  instituted  or
                  pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by the Company of the Interests, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict the Company's ownership or operation of any material portion of the Company's business or assets, or to compel the Company to dispose of or hold separate all or any material portion of its business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Interests illegal, (iv) resulting in a delay in the ability of the Company to accept for payment or pay for some or all of the Interests, (v) imposing material limitations on the ability of the Company effectively to acquire or hold or to exercise full rights of ownership of the Interests, including the right to vote the Interests purchased by the Company on all matters properly presented to Limited Partners of the Partnership, (vi) which, in the sole judgment of the Company, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or the value of the Interests or (viii) which imposes any material condition unacceptable to the Company;

                           (b) No statute,  rule,  regulation  or order shall be
                  enacted, promulgated, entered or deemed applicable to the Offer, no legislation shall be pending and no other action shall have been taken, proposed or threatened by any domestic government or governmental authority or by any court, domestic or foreign, which, in the sole judgment of the Company, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; or

                           (c) There  shall have not  occurred  (i) any  general
                  suspension  of,  or  limitation  on  prices  for,  trading  in securities  on the  NYSE,  (ii) the  declaration  of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof.

                  The foregoing conditions are for the benefit of the Company and may be asserted by the Company in its reasonable discretion regardless of the circumstances giving rise to any such conditions (including any action or inaction by the Company) or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. Any determination by the Company will be final and binding on all parties. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. If any such conditions are waived, the Offer will remain open for a minimum of five business days from the date notice of such waiver is first published, sent or given to Interest Holders.


Certain Fees and Expenses

                  The Company has retained The First National Bank of Boston to act as Depositary in connection with the Offer. The Company will pay the Depositary reasonable and customary compensation for its services. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Company will also pay all costs and expenses of printing and mailing the Offer.

                  Assuming all 64,226 Interests are tendered and accepted for payment by the Company, expenses of the Offer (exclusive of the purchase price of the Interests) are estimated at $375,000: including legal and accounting fees and expenses ($15,000), printing ($10,000), Depositary fees and expenses ($20,000), Soliciting Agent fees and expenses ($300,000), distribution of Offer materials ($15,000) and miscellaneous ($15,000).


Soliciting Agent

                  The Company has retained The Weil Company, a registered broker dealer, to answer questions and solicit responses to this transaction. Provided that at least 5% of the outstanding Interests are tendered and accepted by the Company, the Company will pay The Weil Company 2% of the Offer Price for each Interest tendered and accepted by the Company. In addition, The Weil Company will be reimbursed for certain out-of-pocket expenses up to a maximum of $25,000 and will be indemnified against certain liabilities, including liabilities under the federal securities laws. The Weil Company has acted in a similar capacity in connection with other tender and exchange offers by the Company and in soliciting consents from the limited partners of other partnerships sponsored by the Company or its affiliates.


Dissenters' Rights and Investor Lists

                  Neither the Partnership Agreement nor Illinois law provides any right for Interest Holders to have their respective Interests appraised or redeemed in connection with or as a result of the Offer. Each Interest Holder has the opportunity to make an individual decision on whether or not to tender in the Offer. Under the Partnership Agreement, (i) the Partnership shall furnish a list of names and addresses of and Interests held by all Partners to any Limited Partner who requests such a list in writing for any proper purpose, such cost to be borne by the requesting Limited Partner, and (ii) the books and records of the Partnership shall be open to the inspection and examination of the Partners or their duly authorized representatives during reasonable business hours at the principal office of the Partnership.

Federal Income Tax Consequences

                  Tax Treatment of a Tender of Interests by an Interest Holder. The tender of Interests for cash pursuant to the Offer will be treated for federal income tax purposes as a taxable sale of such tendered Interests. The particular tax consequences of the tender for an Interest Holder will depend upon a number of factors related to the particular Interest Holder's tax situation, including the Interest Holder's adjusted tax basis in his or her Interests. The gain or loss recognized by an Interest Holder upon a sale of Interests pursuant to the Offer will be based on the difference between the cash received by the Interest Holder and the Interest Holder's adjusted tax basis in such Interests. See "Basis of Interests" below. To the extent that the amount realized exceeds the Interest Holder's adjusted basis for the Interests sold, the Interest Holder will recognize gain. To the extent that the amount realized is less than the Interest Holder's adjusted basis for the Interests sold, the Interest Holder will recognize a loss. INTEREST HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF A SALE OF THEIR INTERESTS PURSUANT TO THE OFFER IN LIGHT OF THEIR SPECIFIC TAX SITUATION.

                  Except as described below, any gain or loss recognized upon a sale of Interests will be treated as gain or loss attributable to the sale or disposition of a capital asset. An Interest Holder would recognize ordinary income, however, to the extent that the amount realized upon the sale of an Interest that is considered attributable to the Interest Holder's share of the "unrealized receivables" of the Partnership, as defined in Section 751 of the Internal Revenue Code of 1986, as amended (the "Code"), exceeds the basis attributable to those assets. "Unrealized receivables" include, to the extent not previously includable in Partnership income, any rights to payment for services rendered or to be rendered and also any amounts that would be subject to recapture as ordinary income (for example, depreciation recapture with respect to personal property) if the Partnership had sold its assets at their fair market value at the time of the sale of an Interest. To the extent an Interest Holder recognizes a capital loss, such loss can be applied to offset capital gains from other sources. Individuals may use capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years.

                  Basis of Interests. In general, an Interest Holder had an initial tax basis in his or her Interests ("Initial Basis") equal to cash investment in the Partnership (plus his or her proportionate share of the Partnership's nonrecourse liabilities at the time he or she acquired his or her Interests). An Interest Holder's Initial Basis generally has been increased by
(a) such Interest Holder's share of Partnership taxable income and (b) any increases in his or her share of liabilities of the Partnership. Generally, such Interest Holder's Initial Basis has been decreased (but not below zero) by (i) his or her share of Partnership cash distributions, (ii) any decreases in his or her share of liabilities of the Partnership, (iii) his or her share of losses of the Partnership, and (iv) his or her share of nondeductible expenditures of the Partnership that are not chargeable to capital. (Because "syndication costs" are chargeable to capital and not deductible for tax purposes, an Interest Holder's basis in his or her Interests would include his or her share of the syndication costs incurred by the Partnership at formation.)

                  Passive Activity Income. If an Interest Holder disposes of his or her entire interest in the Partnership, such Interest Holder will be able to utilize any unused suspended "passive" losses from the Partnership (net of any gain recognized on the disposition) to offset income, including income from sources other than the sale of an Interest recognized by such Interest Holder.

                  Gain, if any, recognized by an Interest Holder in connection with the sale of an Interest pursuant to the Offer will constitute "passive activity income" for purposes of the "passive activity loss" limitation rules. Accordingly, such income generally may be offset by losses from all sources, including suspended passive losses with respect to the Partnership and passive or active losses from other activities.

                  Loss, if any, recognized by an Interest Holder in connection with the sale of less than all of an Interest Holder's Interests pursuant to the Offer may be subject to limitation under the passive loss rules. Each Interest Holder should consult with his or her own tax advisor concerning whether, and the extent to which, the Interest Holder has available suspended "passive activity" losses from either the Partnership or other investments that may be used to offset gain from a sale of Interests pursuant to the Offer and whether any losses recognized are subject to limitation under the passive loss rules.

                  Backup Withholding. A taxable Interest Holder (other than corporations and certain foreign individuals) who tenders Interests may be subject to 31% backup withholding unless the Interest Holder provides his or her taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding. An Interest Holder who is subject to backup withholding must contact the Company as set forth in the Letter of Transmittal. If backup withholding applies, the Company will withhold 31% from payments to such Interest Holder. See the Letter of Transmittal.


Miscellaneous

                  THE OFFER IS BEING MADE TO ALL INTEREST HOLDERS, PROVIDED, HOWEVER, THAT THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) INTEREST HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE COMPANY IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL. HOWEVER, IF ANY SUCH JURISDICTION EXISTS, THE COMPANY MAY IN ITS DISCRETION TAKE SUCH ACTIONS AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN SUCH JURISDICTION.

                  Pursuant to Rule 14d-3 under the Exchange Act, the Company has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Such Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth above with respect to information concerning the Partnership
(except that they will not be available at the regional offices of the Commission).


               EFFECTS OF OFFER ON NON-TENDERING INTEREST HOLDERS


Significant Equity Interest

                  After the Offer, the Company could own up to approximately 25.1% of the Interests. Pursuant the Partnership Agreement, the written consent of Balcor Storage Partners would be required for the Company to become a substituted Limited Partner. Although the Offer is not contingent upon the Company being made a substituted Limited Partner, effective upon the Company's acceptance for payment of the tendered Interests, the Interest Holder will grant to the Company an irrevocable proxy to vote such Interests in such manner as the Company shall deem proper. The Company could then be in a position to influence decisions of the Partnership on which Limited Partners are entitled to vote. Limited Partners cannot participate in the management or control of the Partnership's business, except insofar as the Limited Partners are entitled to vote as permitted by the Partnership Agreement. Under the Partnership Agreement, Limited Partners may vote, subject to certain provisions of the Partnership Agreement, to: (i) approve any proposed sale of all or substantially all of the real property assets of the Partnership; (ii) remove either or both of the General Partners and elect or approve a successor to any removed or withdrawn General Partner; (iii) dissolve the Partnership; (iv) approve any amendment of the Partnership Agreement; and (v) convert the Partnership into a real estate investment trust. The Company will vote the Interests acquired pursuant to this Offer according to its interest, which may or may not be in the best interests of non-tendering Interest Holders.


Effect on Trading Market

                  There is no established public trading market for the Interests, and it is not anticipated that one will develop. Accordingly, a reduction in the number of Interest Holders should not materially further restrict the Interest Holders' ability to find purchasers for their Interests.


Partnership Status

                  The Company does not believe that the purchase of Interests by the Company, as proposed, will adversely affect whether the Partnership is classified as a partnership for federal income tax purposes.


Partnership Business

                  The Company does not believe that the Offer will materially affect the operation of the properties owned by the Partnership.

                  Although after the Offer the Company may acquire additional Interests thereby increasing its ownership position in the Partnership, the Company has no present plans or intentions with respect to the Partnership for a liquidation, a merger, a sale or purchase of material assets or borrowings.


Certain Restrictions on Transfer

                  The Partnership Agreement restricts transfers of Interests if, in the opinion of Balcor Storage Partners, such transfer would result in the termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code (which termination would occur if 50% or more of the total interests in Partnership capital and profits are transferred within a 12-month period). Consequently, sales of Interests on the secondary market and in private transactions during the 12-month period following completion of the Offer may be restricted, and the Partnership may not process any requests for recognition of transfers or substitution of Limited Partners upon a transfer of Interests during such 12-month period if Balcor Storage Partners believes such transfer causes a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code. Based on the number of Interests for which the Offer to Purchase is being made (representing 25% of the outstanding Interests), and taking into account normal historical levels of transfers of Interests (to the extent known to the Company), the Company does not believe this restriction will be violated, and hence the Company does not believe that sales pursuant to the Offer will cause the Partnership to terminate for tax purposes. The Company does not intend to purchase Interests to the extent such purchase would cause a termination of the Partnership. Non-tendering Interest Holders should consult their own tax advisors regarding the tax consequences in their particular situations of a termination of the Partnership.

Effect on Exchange Act Regulation

                  The Interests are currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application of the Partnership to the Commission if there are fewer than 300 holders of interests of record. The Company does not believe that the Offer will result in the termination of registration of the Interests under the Exchange Act.

                           MARKET PRICES OF INTERESTS

                  The Interests are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Interests. Secondary sales activity for the Interests has been limited and sporadic. Therefore, a reduction in the number of Interest Holders should not materially further restrict the Interest Holders' ability to find purchasers for their Interests. The Company does not have information regarding the prices at which all secondary sales transactions in the Interests have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Interests) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Interests), including the prices at which such secondary sales transactions are effectuated.

         The information regarding sale transactions in Interests from The Stanger Report is as follows:

         Reporting Period                        Per Interest Transaction Price(1)                 No. of
         ----------------                        ---------------------------------                 ------
                                                   High                      Low                 Interests(2)
                                                   ----                      ---                 ------------
         1993
         ----
         January 1 - March 31                   $  162.00               $    120.00                    365
         April 1 - June 30                         166.00                    115.00                    433
         July 1 - September 30                     183.00                    140.00                    416
         October 1 - December 31                   187.00                    142.00                    608

         1994
         ----
         January 1 - March 31                      200.00                    150.00                    428
         April 1 - June 30                         199.00                    175.00                    441
         July 1 - September 30                     199.00                    169.00                    996
         October 1 - December 31                   205.00                    140.00              (Not Available)

         1995
         ----
         January 1 - March 31                      210.00                    150.00                    495
         April 1 - June 30                         218.03                    175.00                    700
         July 1 - September 30                     229.00                    180.00                    502

--------------

(1) The Company does not know whether the transaction prices shown are before or after commissions.
(2)   The Company does not know the number of transactions.

                                      * * *

                  No person has been authorized to make any recommendation or representation on behalf of the Company or to provide any information other than that contained herein or in the Letter of Transmittal. No such recommendation, information or representation may be relied upon as having been authorized.

                                      PUBLIC STORAGE, INC.
                                      600 North Brand Boulevard, Suite 300
                                      Glendale, California  91203-1241



                                      By: /s/ Harvey Lenkin
                                          ------------------------------
                                          Harvey Lenkin
                                          President

January 25, 1996


                                   SCHEDULE 1

            DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC.

Name of Director                           Employer/Address/                      Current Position/
or Executive Officer                       Nature of Business                     Dates of Employment
--------------------                       ------------------                     -------------------
B. Wayne Hughes                            Public Storage, Inc.                    Chairman of the Board and Chief
(Executive Officer and Director)           600 North Brand Boulevard               Executive Officer
                                           Suite 300                               11/91 - present
                                           Glendale, CA  91203-1241

                                           Real estate investment

Harvey Lenkin                              Public Storage, Inc.                    President
(Executive Officer and Director)                                                   11/91 - present
                                           Real estate investment

Ronald L. Havner, Jr.                      Public Storage, Inc.                    Senior Vice President
(Executive Officer)                                                                from 11/13/95
                                           Real estate investment                  Chief Financial Officer
                                                                                   11/91 - present

Hugh W. Horne                              Public Storage, Inc.                    Senior Vice President
(Executive Officer)                                                                from 11/13/95
                                           Real estate investment                  Vice President
                                                                                   1980-11/13/95
                                                                                   Secretary
                                                                                   1980-2/92

Marvin M. Lotz                             Public Storage, Inc.                    Senior Vice President
(Executive Officer)                                                                from 11/16/95
                                           Real estate investment                  Officer of predecessor of the
                                                                                   Company
                                                                                   9/83-11/95

Mary Jayne Howard                          Public Storage, Inc.                    Senior Vice President
(Executive Officer)                                                                from 11/16/95
                                           Real estate investment                  Officer of predecessor of the
                                                                                   Company
                                      1-1

David Goldberg
(Executive Officer)                        Public Storage, Inc.                    Senior Vice President and General
                                                                                   Counsel from 11/16/95
                                           Real estate investment                  Counsel to the Company
                                                                                   6/91-11/95

Obren B. Gerich                            Public Storage, Inc.                    Vice President 1980 - present
(Executive Officer)                                                                Chief Financial Officer
                                           Real estate investment                  1980-10/91

John Reyes                                 Public Storage, Inc.                    Vice President from 11/13/95
(Executive Officer)                                                                Controller 2/92 - present
                                           Real estate investment

Sarah Hass                                 Public Storage, Inc.                    Vice President from 11/13/95
(Executive Officer)                                                                Secretary 2/92 - present
                                           Real estate investment

Robert J. Abernethy                        American Standard Development Company   President
(Director)                                 Self Storage Management Company         1977 - present
                                           5221 West 102nd Street
                                           Los Angeles, CA  90045

                                           Develops and operates mini-warehouses

Dann V. Angeloff                           The Angeloff Company                    President
(Director)                                 727 West Seventh Street                 1976 - present
                                           Suite 331
                                           Los Angeles, CA  90017

                                           Corporate financial advisory firm


                                      1-2




William C. Baker                           Carolina Restaurant                     Chairman and Chief Executive
(Director)                                   Enterprises, Inc.                     Officer
                                           3 Lochmoor Lane                         1/92 - present
                                           Newport Beach, CA  92660

                                           Franchisee of Red Robin
                                           International, Inc.

                                           Red Robin International, Inc.           President
                                           28 Executive Park, Suite 200            4/93-5/95
                                           Irvine, CA  92714

                                           Operates and franchises restaurants

                                           Private investor
                                                                                   3/88-1/92

Uri P. Harkham                             The Jonathan Martin Fashion Group       President and Chief Executive
(Director)                                 1157 South Crocker Street               Officer
                                           Los Angeles, CA  90021                  1975 - present

                                           Designs, manufactures and markets
                                           women's clothing

                                           Harkham Properties                      Chairman of the Board
                                           1157 South Crocker Street               1978 - present
                                           Los Angeles, CA  90021

                                           Real estate

Berry Holmes                               Private investor since 1985
(Director)

              To the knowledge of the Company, all of the foregoing persons are citizens of the United States, except Uri P. Harkham, who is a citizen of Australia.


                                      1-3

                  The Letter of Transmittal and any other required documents should be sent or delivered by each Interest Holder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                        The First National Bank of Boston

           By Mail                       By Hand           By Overnight Courier
The First National Bank of Boston    BancBoston Trust    The First National Bank
     Shareholder Services           Company of New York          of Boston
       P.O. Box 1872                   55 Broadway           Corporate Agency &
    Mail Stop 45-01-19                  3rd Floor              Reorganization
      Boston, MA 02105              New York, NY 10006        150 Royall Street
                                                             Mail Stop 45-01-19
                                                              Canton, MA 02021


                  Any questions about the Offer to Purchase may be directed to the Soliciting Agent at its telephone number set forth below:

                     The Soliciting Agent for the Offer is:

                                The Weil Company
                                 (800) 478-2605

                  Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company at its address and telephone number set forth below:

                              Public Storage, Inc.
                      600 North Brand Boulevard, Suite 300
                         Glendale, California 91203-1241
                                 (800) 421-2856
                                 (818) 244-8080